Exhibit (p)(10)

RNC GENTER CAPITAL MANAGEMENT
GENTER ADVISORS LLC
CODE OF ETHICS
Federal securities laws and various rules adopted by the Securities and Exchange Commission (the “SEC”) require investment advisers to adopt a written code of ethics designed to address confidentiality of client transactions, insider trading and the potential conflicts of interests that may arise with regard to personal trading.  Accordingly, RNC Genter Capital Management/Genter Advisors LLC (“RNC Genter” or the “Adviser”) has adopted this Code of Ethics (as amended, supplemented or modified from time to time, the “Code”).
A.	Scope of the Code
1.	Covered Securities. Covered securities include stocks, options, bonds, municipal bonds, warrants, rights, and convertible securities, among others. See definition of “Security” below.
2.
The Code applies to all RNC Genter directors, members and employees.  The Code also applies to (a) all proprietary accounts managed by RNC Genter and maintained for the benefit of RNC Genter, its members or employees, including any employee benefit accounts and any treasury accounts, (b) all employee accounts managed by RNC Genter as discretionary investment manager and (c) all accounts held by any member of the “immediate family” (as defined below) of any RNC Genter employee that are managed by RNC Genter as discretionary investment manager (“Employee Family Accounts”).

3.	Standard of Business Conduct. All directors, members and employees of RNC Genter are required to comply with all federal securities laws.
B.	Confidentiality of Client Transactions
1.
Information relating to the portfolio and research activities of RNC Genter’s clients (each a “Client” and collectively, the “Clients”) is confidential.  Whenever statistical information or research respecting a Client is supplied to or requested by the Adviser, such information shall not be disclosed to any persons other than authorized persons.  Consideration of a particular purchase or sale for a Client account shall not be disclosed except to authorized persons.

2.
All brokerage orders for the purchase and sale of Securities for Client accounts will be executed in a manner so as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

3.
If any officer, employee, member or director of the Adviser should obtain non- public information concerning a Client’s portfolio, such person shall respect the confidential nature of such information and shall not divulge it unless specifically authorized to do so by an officer of RNC Genter or as required by law.

4.	In order to assure maximum confidentiality:
(a)	All orders for the purchase or sale of Securities for a Client account shall be placed for execution by one or more employees of the Adviser specifically designated to do so.
(b)	All records of Client transactions shall be kept in a secure manner and shall not be released to anyone other than authorized persons.
C.	Policy Prohibiting Insider Trading
1.
RNC Genter’s Policy on Insider Trading.  The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in Securities, and (ii) certain communications of material, nonpublic information

RNC Genter expects that each of its members and employees will not trade on the basis of material, nonpublic information. In addition, RNC Genter discourages its members and employees from seeking or knowingly obtaining material nonpublic information about publicly traded companies.
The laws concerning insider trading generally prohibit:
-	The purchase or sale of Securities by an insider, on the basis of material, nonpublic information;
-
The purchase or sale of Securities by a non-insider, while in possession of material, nonpublic information where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

-	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of Securities.

2.
Who is an Insider?  The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know is a breach of that representative’s duties to the company, the analyst may become a temporary insider.

3.
What is Material Information?  Trading on inside information is not a basis for liability unless the information is “material.” “Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, extraordinary management developments, and analysts’ reports on a company’s prospects.

4.
What is Nonpublic Information? Information is nonpublic unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC or appearing on the internet or in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.  Market rumors, unless they are accessible (e.g., through an open “chat room”) are not considered public information.

5.	Not Certain if You Have “Inside” Information ? If you have any doubts about whether you are in possession of material nonpublic information, consult the Chief Compliance Officer.

6.
Penalties for Insider Trading.  Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include administrative penalties, civil injunctions, disgorgement of profits, fines, jail sentences, and disciplinary measures imposed by RNC Genter.

7.
Serving as a Director. Because officers and directors of a publicly traded company have special information about that company, RNC Genter requires the Compliance Officer’s approval before any of its members, officers and employees may agree to serve as an officer or director of a publicly traded company. The Compliance Officer will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of each individual situation.

D.	Definitions
1.
Access Person.  “Access Person” means any director, member, officer or other supervised person of the Adviser who has access to nonpublic information regarding any Clients’ purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or who is involved in making Securities recommendations to Clients, or who has access to such recommendations that are nonpublic.  The term “Access Person” is intended to include any RNC Genter employee who would be considered an “advisory representative” for purposes of Rule 204-2(a)(13)(iv) under the Investment Advisers Act of 1940, as amended.  The Compliance Officer will maintain a list of employees considered Access Persons. For purposes of this Code, unless an employee is designated as an exempt non-reporting employee by the CCO, RNC considers all employees to be considered Access Persons.

2.
Beneficial Ownership. “Beneficial ownership” shall be interpreted in the Code in the same manner as interpreted under the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”).Beneficial ownership under Section 16 of the Exchange Act means any person who, directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the Securities.  An “indirect pecuniary interest” includes Securities held by members of a person’s immediate family sharing the same household; provided that the presumption of beneficial ownership may be rebutted.  “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and also includes adoptive relationships.

3.	Compliance Officer. “Compliance Officer” means an officer of the Adviser who is specifically designated to perform the functions of the Compliance Officer pursuant to the Code.
4.	Purchase or Sale of a Security. “Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a Security.
5.
Reportable Fund.  “Reportable Fund” means any registered investment company for which RNC Genter serves as investment adviser (including any sub-adviser or any registered investment company whose investment adviser or principal underwriter controls, is controlled by, or is under common control with RNC Genter.

6.
Reportable Security. “Reportable Security” means any Security except that it shall not include securities issued by the Government of the United states, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares issued by money market funds, shares of registered open-end investment companies that are not Reportable Funds, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not Reportable Funds.

7.	Security. “Security” or “Securities” shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, amended (the “Investment Company Act”).
8.
Security “held or to be acquired.”  As used in the Code, a Security that is “held or to be acquired” means any Security (as defined above) which, within the most recent fifteen (15) days (a) is or has been held by a Client account, or (b) is being or has been considered for purchase by a Client account.

9.
A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.	Prohibited Activities, Prohibited Purchases and Sales; Required Permissions
1.
General Anti-Fraud Prohibition.  No RNC Genter member, employee or Access Person shall engage in any conduct or trading activity with respect to a Security that is “held or to be acquired” by any Client if that conduct would operate as a fraud or deceit on the Client or be (or appear to be) a manipulative practice with respect to the Client or employ any device, scheme or artifice to defraud any Client. No RNC Genter member, employee or Access Person shall make an untrue statement of a material fact to any Client with respect to a Security that is “held or to be acquired” by the Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading.

2.
Same-Day Blackout Period.  No RNC Genter member, employee or Access Person may purchase or sell any Security, which, to his or her knowledge, is being purchased or sold or is being considered for purchase or sale by a Client until one day after the Client has completed its acquisition or sale program.

3.
Priority of Execution.  Purchases and sales of any Security made on behalf of any RNC Genter proprietary account, any employee account managed by RNC Genter as discretionary investment manager or any Employee Family Account shall not be subject to the restrictions set forth in Paragraph 2 above; provided, however, that (a) to the extent practicable, such purchases and sales shall be made in bunched transactions pursuant to Paragraph 5(g) below, and (b) any such purchases and sales (i) not effected in the manner provided for in Paragraph 3(a) above and (ii) not otherwise subject to any of the exemptions provided for in Paragraph 5 below, may only be effected after all outstanding Client-related purchase and sale orders for such Security have been fully executed.

4.
IPOs and Private Placements.  Access Persons must obtain the prior written approval of the Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any Securities in an initial public offering or in a limited offering (i.e., private placement).

5.	Exempt Purchases and Sales. The prohibitions on purchases and sales set forth in Paragraph 2 above and the restrictions set forth in Paragraph 3 above shall not apply to:
(a)	Purchases or sales effected in any Security over which an Access Person or RNC Genter employee has no direct or indirect influence or control;
(b)	Purchases or sales of Securities that are not eligible for purchase or sale by Clients;
(c)	Purchases or sales of Securities that are not Reportable Securities;
(d)
Purchases and sales in any five-day period that do not exceed a total trade size of $25,000 in shares of any company that is “held or to be acquired” by a Client or is “being considered for purchase or sale” by a Client;

(e)	Purchases or sales that are non-volitional on the part of either the RNC Genter member, employee or Access Person;
(f)	Purchases that are part of an automatic dividend reinvestment plan;
(g)
Purchases or sales that are made in a bunched transaction in which the RNC Genter member, employee or Access Person receives the same price as that of the relevant Clients.  Bunched transactions are permissible for all RNC Genter proprietary accounts, all employee accounts managed by RNC Genter as discretionary investment manager and all Employee Family Accounts;

(h)
Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(i)
Purchases or sales not otherwise exempt that receive prior approval from the Compliance Officer because the potential for harm to Clients is remote, e.g., because they would be very unlikely to affect a highly institutional market, or they clearly are not related economically to the Securities to be purchased, sold or held for the account of Clients. In granting such approval, the Compliance Officer shall ascertain that such person is not trading upon any special knowledge acquired by virtue of his or her position.

F.	Reporting Requirements of Employees Who Are Not Access Persons
1.
Reports Required.  Unless excepted by Paragraph 2 of this Section (which generally excepts out ministerial personnel and accounts that are not under an employee’s control), every employee must submit to the Compliance Officer, on forms provided by the Compliance Officer, the following report:

(a)	Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, each employee must report the following information:
(i)	With respect to any transaction during the calendar quarter in a Reportable Security in which the employee had any direct or indirect beneficial ownership:
(1)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

(2)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
(3)	The price of the Reportable Security at which the transaction was effected;
(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and
(5)	The date that the report is submitted by the employee.
(ii)	With respect to any account established by the employee in which any Reportable Securities were held during the quarter for the direct or indirect benefit of the employee:
(1)	The name of the broker, dealer or bank with whom the employee established the account;
(2)	The date the account was established; and
(3)	The date that the report is submitted by the employee.
2.	Exceptions from Reporting Requirements.
(a)	An employee need not make a report with respect to transactions effected for, and Reportable Securities held in, any account over which the employee has no direct or indirect influence or control.
(b)
An employee need not make a separate quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the employee for the relevant quarter within the time period required, if all of the information required by the report is contained in the broker trade confirmations or account statements, or in the records of the Adviser.

(c)
An employee need not make a quarterly report if the Compliance Officer has specifically identified the employee as an exempt non-reporting employee who does not have regular access to the type of information that requires monitoring of personal securities transactions.  The Compliance Officer shall maintain a list of all exempt non-reporting employees.

3.	Notification of Reporting Obligation. The Adviser will identify all employees who are required to make reports pursuant to this section and will inform those employees of their reporting obligation.
4.
Beneficial Ownership. Any report required by this Section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

G.	Reporting Requirements of Access Persons
1.
Reports Required.  Unless excepted by Paragraph 2 of this Section (which generally provides an exception to accounts that are not under an Access Person’s control), every Access Person must submit to the Compliance Officer, on forms provided by the Compliance Officer, the following reports:

(a)
List of Accounts.  A list of all persons in the Access Person’s household who are immediate family members – e.g., spouse, domestic partner, resident parent or child – and a list of all brokerage or other accounts of such persons in which Reportable Securities are held or traded.  This list shall be updated annually by dates specified by the Compliance Officer.

(b)
Initial Holdings Reports.  No later than ten (10) days after the person becomes an Access Person, a report with the following information (which information must be current as of a date no more than 45 days prior to the date the person became an Access Person):

(i)
The title, and type of Reportable Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	The date that the report is submitted by the Access Person.

(c)	Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, a report with the following information:
(i)
With respect to any transaction during the calendar quarter in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(1)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

(2)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
(3)	The price of the Reportable Security at which the transaction was effected;
(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and
(5)	The date that the report is submitted by the Access Person.
(ii)	With respect to any account established by the Access Person in which any Reportable Securities were held during the quarter for the direct or indirect benefit of the Access Person:
(1)	The name of the broker, dealer or bank with whom the Access Person established the account;
(2)	The date the account was established; and
(3)	The date that the report is submitted by the Access Person.
(d)
Annual Holdings Reports.  Annually, by the date specified by the Compliance Officer, a report with the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

(i)
The title and type of Reportable Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Reportable Securities are held for the direct or indirect benefit of the Access Person; and
(iii)	The date that the report is submitted by the Access Person.
2.	Exceptions from Reporting Requirements. Access Persons need not make reports with respect to any of the following:
(a)	Any report with respect to Reportable Securities held in any account over which the person has no direct or indirect influence or control.
(b)	A Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan.
(c)
A Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser if the Adviser receives confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter, and the Access Person regularly certifies that these confirmations and account statements do not omit any reportable transactions.

3.	Notification of Reporting Obligation. The Adviser will identify all Access Persons who are required to make reports and will inform those Access Persons of their reporting obligation.

4.
Beneficial Ownership. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

H.	Obligation to Report Code Violations
If any Access Person becomes aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you have an affirmative obligation to report such violation(s) or potential violation(s) promptly to the Compliance Officer.  Failure to report any violation(s) of this Code of which you are aware in a prompt manner will be considered itself a violation of the Code and subject to possible sanctions. In the event that a matter implicates the Compliance Officer, notice of the violation may be provided to the President/CEO of RNC Genter.  Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.
I.	Duties of the Compliance Officer
1.	The Compliance Officer shall be responsible for notifying all directors, members, officers, Access Persons, and employees of RNC Genter that they are subject to the Code.
2.	The Compliance Officer shall be responsible for circulating or making available forms for the various reports required by the Code.
3.
The Compliance Officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of the Code.

4.
The Compliance Officer shall designate one or more assistants to, and such assistant(s) shall, review the Compliance Officer’s own reports and to handle various of the Compliance Officer’s duties when the Compliance Officer is unavailable.

5.
To the extent required, the Compliance Officer shall submit quarterly and annual reports to the Board of Directors of one or more mutual funds for which RNC Genter serves as the investment adviser or sub-advisor (each a “Fund” and collectively, the “Funds”) regarding compliance by Access Persons with the provisions of the Code, and shall make such other reports and certifications regarding the Code as are either required by Rule 17j-1 of the Investment Company Act or requested by a Fund’s Board of Directors, including in connection with proposed material changes to the Code (all of which must be approved by the Fund’s board within 6 months after adoption of such change) a certification that RNC Genter has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

6.
The Compliance Officer shall take appropriate steps to ensure that all Access Persons are periodically educated regarding their duties under the Code and annually submit an acknowledgement that they have read, understood and complied with the Code.

J.	Record Keeping

The Compliance Officer or his designee shall maintain copies of the following records for a minimum of five years within RNC Genter’s offices in an easily accessible place:
1.	All Codes of Ethics for five years after the last date they were in effect.
2.	Records of violations of this Code and actions taken as a result of violations.
3.	Records reflecting any instances of when any Access Person(s) failed to file complete and timely reports required in the Code.
4.	Copies of each Access Person’s written acknowledgments described in Section K below.
5.
The Compliance Officer shall be responsible for maintaining lists of all RNC Genter employees, all employees who are considered exempt non-reporting employees, all RNC Genter directors and all Access Persons who are subject to various provisions of the Code.

6.
The list of accounts and the holdings and transaction reports provided by Access Persons including information provided in lieu of reports for five years after the end of the fiscal year in which the reports were made.

7.	Copies of recommended changes to the Code.
K.	Initial and Annual Acknowledgement
All Access Persons are required to read and retain this Code and to sign and return the attached Acknowledgement and Agreement form to the Compliance Officer upon commencement of employment or other services, when amended, and once each calendar year thereafter.  Each Access Person must acknowledge that he or she has:

1.	Received, read, understands and agrees to abide by this Code and the Insider Trading Policy (and all amendments thereto);
2.	Complied with all requirements of this Code and the Insider Trading Policy contained herein; and
3.	Reported all accounts, holdings and transactions required by this Code.

L.	Sanctions
No code of ethics can cover every possible circumstance, and an individual’s conduct must depend ultimately upon his or her sense of fiduciary obligation to Clients.  Nevertheless, the Code sets forth the Adviser’s policy regarding conduct in those situations in which conflicts of interest are most likely to develop.  Because the standards in the Code are minimal rather than permissive, careful adherence to the Code is essential.
In response to a violation of the Code, the applicable officer of the Adviser may impose such sanctions as it deems appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of the Code. In addition, conduct inconsistent with the Code may result in a letter of censure or suspension or termination of the employment of the violator.  A record of violations of the Code, and of any action taken as a result of such violations will be available for inspection by the SEC in an easily accessible place at any time during the five-year period following the end of the fiscal year in which each such violation occurs.